EXHIBIT 4.3

SECOND SUPPLEMENTAL INDENTURE

by and between

NATIONAL GRID PLC

as Company

and

THE BANK OF NEW YORK MELLON

as Trustee and Paying Agent

relating to an Indenture, dated as of July 3, 2006

July 17, 2015

Table of Contents

Contents	Page

ARTICLE 1 Definitions and other Provisions of General Application	1

SECTION 1.1 Definitions.	1
SECTION 1.2 Conflict with Trust Indenture Act.	1
SECTION 1.3 Effect of Headings and Table of Contents.	1
SECTION 1.4 Successors and Assigns.	1
SECTION 1.5 Separability Clause.	1
SECTION 1.6 Governing Law.	2
SECTION 1.7 Execution in Counterparts.	2
SECTION 1.8 Recitals by the Company.	2
SECTION 1.9 Ratification and Incorporation of Indenture.	2

ARTICLE 2 WITHHOLDING	2

SECTION 2.1 Application of Withholding.	2

ARTICLE 3 REDEMPTION AT THE OPTION OF HOLDERS FOLLOWING A RESTRUCTURING EVENT	2

SECTION 3.1 Definition of Consolidated Operating Profit.	2

SECTION 3.2 Definition of Operating Profit.	2

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This Second Supplemental Indenture, dated as of July 17, 2015 (this “Second Supplemental Indenture”), among National Grid plc, a company incorporated under the laws of the England and Wales (the “Company”) and The Bank of New York Mellon, a New York banking corporation organized and existing under the laws of New York, acting through its London Branch, as trustee (the “Trustee”, which term includes any successor Trustee) and paying agent (the “Paying Agent”, which term includes any successor Paying Agent).

Whereas, the Company has heretofore entered into an Indenture, dated as of July 3, 2006 (as amended and supplemented, the “Original Indenture”), with the Trustee;

Whereas, the Original Indenture, as supplemented by the First Supplemental Indenture, dated as of July 24, 2006, is herein called the “Indenture”;

Whereas, the Company proposes to amend pursuant to Section 10.1 of the Original Indenture the terms of the payment of Securities to allow withholding under applicable laws;

Whereas, the Company certifies that such amendment does not require consent of holders under the Indenture or the Trust Indenture Act, as amended;

Whereas, all things necessary to make this Second Supplemental Indenture a valid and binding agreement of the Company, in accordance with its terms, have been done;

Now, therefore, for and in consideration of the foregoing, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions. The definition of “Principal Subsidiary” in Section 1.1. is amended as follows:

“means each one of National Grid Gas plc, National Grid Electricity Transmission plc, National Grid USA, National Grid North America and includes any successor thereto or any member of the NG Group which the auditors of the Company have certified to the Trustee as being a company to which all or substantially all of the assets of a Principal Subsidiary are transferred. In the event that all or substantially all of the assets of a Principal Subsidiary are transferred to a member of the NG Group, the transferor of such assets will cease to be deemed a Principal Subsidiary.”

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all terms used but not defined in this Second Supplemental Indenture, which are defined in the Indenture, shall have the meanings assigned to them in the Indenture.

SECTION 1.2 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern the Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to this Second Supplemental Indenture as so modified or be excluded, as the case may be.

SECTION 1.3 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.4 Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 1.5 Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.6 Governing Law. Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, this Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 1.7 Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 1.8 Recitals by the Company. The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 1.9 Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all other respects ratified and confirmed, and from this day forward, references to the Indenture shall mean the Indenture as amended by this Second Supplemental Indenture.

ARTICLE 2

WITHHOLDING

SECTION 2.1 Application of Withholding. Section 4.4 of the Indenture is amended and supplemented by inserting the following language at the end of the Section:

“Notwithstanding any other provision of the Indenture, any amounts to be paid on the debt securities by or on behalf of the Company, will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”). Neither the Company nor any other person will be required to pay any additional amounts in respect of FATCA Withholding.

Each of the Paying Agent and the Trustee, as applicable, shall be entitled to deduct any FATCA Withholding, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding.

The Company shall notify the Paying Agent and Trustee, as applicable, in the event that any payment (or portion thereof) to be made pursuant to the Indenture is treated as a “withholdable payment” within the meaning of Section 1473(1)(A) of the Code or a “passthru payment” within the meaning of Section 1471(d)(7) of the Code and, to the extent it is able to do so, the extent to which it is so treated.”

ARTICLE 3

REDEMPTION AT THE OPTION OF HOLDERS FOLLOWING A RESTRUCTURING EVENT

SECTION 3.1 Definition of Consolidated Operating Profit. The definition of “Consolidated Operating Profit” in Section 15.3 of the Indenture is amended and restated as follows:

“means the consolidated operating profits on ordinary activities before tax and interest (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts, shall not be included) of the Company and its subsidiaries (including any share of operating profit of associates and joint ventures) determined in accordance with IFRS by reference to the Relevant Accounts;”.

SECTION 3.2 Definition of Operating Profit. The definition of “Operating Profit”, in relation to any Disposed Assets, in Section 15.3 of the Indenture is amended and restated as follows:

“means the operating profits on ordinary activities before tax and interest (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts, shall not be included) of the Company and its Subsidiaries directly attributable to such Disposed Assets as determined in accordance with IFRS by reference to the Relevant Accounts and, if Relevant Accounts do not yet exist, determined in a manner consistent with the assumptions upon which the Directors’ Report is to be based. Where the Directors of the Company have employed assumptions in determining the Operating Profit, those assumptions should be clearly stated in the Directors’ Report;”.

In witness whereof, each of the parties hereto has caused this Second Supplemental Indenture to be duly executed on its behalf as of the date first above written.

NATIONAL GRID PLC, as Company

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee and Paying Agent

By:
Name:
Title:

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